INVESTMENT SUB-ADVISORY AGREEMENT

This Investment Sub-Advisory Agreement (the “Agreement”) is executed as of December 11, 2018 by and among DOUBLELINE ALTERNATIVES LP, a Delaware limited partnership (the “Manager”), and DOUBLELINE CAPITAL LP, a Delaware limited partnership (the “Sub-Adviser”), and, solely with respect to Section 7 hereof, DoubleLine Funds Trust (the “Trust”), a Delaware statutory trust and an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Manager has entered into an Investment Management Agreement dated December 11, 2018 (the “Investment Management Agreement”) with the Trust; and

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act; and

WHEREAS, the Manager desires to retain the Sub-Adviser to render investment advisory services to the series of the Trust specified on Schedule A hereto (each, a “Fund” and, collectively, the “Funds”), in the manner and on the terms hereinafter set forth; and

WHEREAS, the Manager has the authority under the Investment Management Agreement to delegate its duties, including investment advisory responsibilities, and powers to one or more sub-advisers for a Fund; and

WHEREAS, the Sub-Adviser is willing to furnish such investment advisory services in respect of each Fund;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

1.      SERVICES TO BE RENDERED BY THE SUB-ADVISER.

(a) Subject always to the control of the Trust’s Board of Trustees (the “Trustees”) and the Manager, the Sub-Adviser will, at its expense, provide discretionary investment advisory services in relation to the cash, debt instruments, and other assets of a Fund allocated to the Sub-Adviser by the Manager from time to time as agreed between the parties (the assets of each Fund allocated to the Sub-Adviser, a “Portfolio”). In the performance of its duties and powers, the Sub-Adviser will comply with (i) the provisions of the Second Amended and Restated Declaration of Trust (the “Declaration of Trust”) and Bylaws of the Trust, each as amended from time to time, (ii) each Fund’s stated investment objective, policies, and restrictions, and (iii) the specific instructions, if any, given to the Sub-Adviser by the Manager.

Unless the Manager gives written instructions to the contrary, the Sub-Adviser shall be authorized, on behalf of each Portfolio, to vote any proxies or elect to participate in any corporate action relating to assets comprising the Portfolio from time to time.

(b) If the Trust establishes one or more series other than the Funds listed on Schedule A with respect to which the Manager desires to retain the Sub-Adviser to render investment advisory services hereunder, the Manager shall notify the Sub-Adviser in writing. If the Sub-Adviser is willing to render such services, it shall notify the Manager in writing, whereupon such series shall become a Fund under this Agreement and Schedule A shall be amended accordingly. The compensation payable by the Manager to the Sub-Adviser with respect to such Fund shall be agreed to in writing at the time. The addition of a Fund under this Agreement shall be subject to the approval of a majority of the Trustees, including a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Manager or the Sub-Adviser (the “Independent Trustees”).

(c) In the selection of brokers or dealers or other execution agents and the placing of orders for the purchase and sale of portfolio investments for the Portfolios, the Sub-Adviser shall seek to obtain for each Portfolio the best execution available. In using its best efforts to obtain for a Portfolio the best execution available, the Sub-Adviser, bearing in mind the Portfolio’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration, breadth of the market in the security; price; the size of the transaction; the nature of the market for the security; the amount of the commission; the timing of the transaction taking into account market prices and trends; the reputation, experience, execution capability, and financial stability of the broker or dealer involved; and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees or the Manager may determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Portfolio to pay a broker or dealer that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Portfolio and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion.

(d) The Sub-Adviser will cooperate with the Manager as reasonably requested to furnish continuously an investment program for each Portfolio. The Sub-Adviser will provide the Manager, or other service providers to a Fund, with such assistance, information, and instructions as may be necessary or desirable to enable the Manager or such other service providers to perform their duties and powers in accordance with the applicable agreements. The Manager shall keep the Sub-Adviser fully informed at all times of the sums available for investment in the Portfolios.

(e) In order to enable the Sub-Adviser to exercise fully its discretion in managing each Portfolio’s assets, the Manager hereby constitutes and appoints the Sub-Adviser as the Trust’s and each Fund’s agent and attorney-in-fact with full power and authority, including full power of substitution and resubstitution, for the Trust and each Fund, and on behalf of the Trust and each Fund, as applicable, to open, maintain, and close, in the name of the Trust and each Fund, securities or other investment accounts with any brokerage firm designated by the Sub-Adviser in its discretion and to buy, sell, and otherwise transact in assets, commodities, securities, and derivative products (including, without limitation, futures, options, swaps, and spot and forward currency transactions, and agreements or arrangements relating to or securing such transactions), and other financial contracts and other arrangements or any other investments for purposes of managing each Portfolio’s investment operations; and the Manager hereby grants the Sub-Adviser, as the Trust’s and each Fund’s agent and attorney-in-fact, the power and authority, including full power of substitution and resubstitution, to do and perform every act necessary or appropriate to be done in the exercise of the foregoing powers as fully as the Trust and each Fund, as applicable, might or could do on its own behalf.

(f) Subject to prior approval of the Manager and of a majority of the Trustees, including a majority of the Independent Trustees, and, to the extent required by the 1940 Act, subject to any applicable guidance or interpretation of the Securities and Exchange Commission (the “SEC”) or its staff, by the shareholders of the relevant Fund, the Sub-Adviser may, from time to time, delegate to a sub-subadviser any of the Sub-Adviser’s duties and powers under this Agreement with respect to any Portfolio or all of the Portfolios, including the management of all or a portion of the assets being managed. In any delegation pursuant to this Section 1(f), neither the Trust nor any Fund nor the Manager shall bear the separate costs of employing such a sub-subadviser.

2.      OTHER AGREEMENTS, ETC.

It is understood that the Sub-Adviser and persons controlling, controlled by, or under common control with the Sub-Adviser have and may have advisory, management service, distribution, or other contracts with other organizations and persons, and may have other interests and businesses.

Nothing contained in this Agreement shall prevent the Sub-Adviser or any affiliated person of the Sub-Adviser from acting as investment adviser or manager for any other person, firm, corporation (including any other investment company), or other entity, whether or not the investment objectives or policies of any such other person, firm, corporation, or other entity are similar to those of any Fund, or in any way bind or restrict the Sub-Adviser or any such affiliated person from buying, selling, or trading any securities, commodities, or other investments for their own accounts or for the accounts of others for whom the Sub-Adviser or any such affiliated person may be acting.

While information and recommendations supplied to each Portfolio shall, in the Sub-Adviser’s judgment, be appropriate under the circumstances and in light of the investment objective(s) and policies of the applicable Fund, such information and recommendations may be different from the information and recommendations supplied by the Sub-Adviser or its affiliates to other investment companies, funds, and advisory accounts. The Manager recognizes that the Funds are not entitled to receive preferential treatment as compared with the treatment given by the Sub-Adviser to any other investment company, fund, or advisory account.

3.      COMPENSATION TO BE PAID BY THE MANAGER TO THE SUB-ADVISER.

The Manager will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered and for the expenses borne by the Sub-Adviser pursuant to this Agreement a fee with respect to each Portfolio, computed and paid monthly, at the annual rate specified on Schedule B hereto, of the average daily net assets of the Fund. The average daily net assets of a Fund for any month shall be determined in the same manner as contemplated by the Investment Management Agreement.

If the Sub-Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

4.      ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENTS OF THIS AGREEMENT.

This Agreement will terminate automatically, without the payment of any penalty, in the event of its assignment, provided that no delegation of responsibilities by the Sub-Adviser pursuant to Section 1(f) will be deemed to constitute an assignment. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought. No amendment of this Agreement shall be effective until approved in a manner consistent with the 1940 Act, and any applicable guidance or interpretation of the SEC or its staff.

5.      EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT.

This Agreement is effective upon its execution and will remain in full force and effect as to each Fund continuously thereafter (unless terminated automatically with respect to that Fund as set forth in Section 4 or terminated with respect to that Fund in accordance with the following paragraph) for a period of two years, and will continue in effect from year to year thereafter with respect to a Fund so long as its continuance is approved at least annually by (i) the Trustees, or the shareholders by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Independent Trustees, by vote cast in person at a meeting called for the purpose of voting on such approval.

This Agreement may be terminated with respect to a Fund at any time by the Board of Trustees of the Trust or by the affirmative vote of a majority of the outstanding shares of that Fund on not more than 60 days’ written notice to the Sub-Adviser. The Manager or the Sub-Adviser may at any time terminate this Agreement with respect to a Fund by not less than 60 days’ written notice to the other party. This Agreement will terminate automatically in the event of the termination of the Investment Management Agreement.

A notice of termination shall be delivered or mailed by registered mail, postage prepaid, to the other party at the address indicated below:

If to the Manager:

DoubleLine Alternatives LP

333 South Grand Avenue, Suite 1800

Los Angeles, California 90071

Attn: President

If to the Sub-Adviser:

DoubleLine Capital LP

333 South Grand Avenue, Suite 1800

Los Angeles, California 90071

Attn: President

Termination of this Agreement pursuant to this Section 5 shall be without the payment of any penalty.

6.	CERTAIN DEFINITIONS.

For the purposes of this Agreement, the “affirmative vote of a majority of the outstanding shares” of a Fund means the affirmative vote, at a duly called and held meeting of shareholders, (i) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (ii) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

For the purposes of this Agreement, the terms “affiliated person,” “control,” “interested person,” and “assignment” have their respective meanings defined in the 1940 Act, subject, however, to any applicable exemption, guidance, or interpretation of the SEC or its staff; the term “approve at least annually” will be construed in a manner consistent with the 1940 Act and any applicable exemption, guidance, or interpretation of the SEC or its staff; and the term “brokerage and research services” has the meaning given in the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder, and under any applicable exemption, guidance, or interpretation of the SEC or its staff.

7.	NONLIABILITY AND INDEMNIFICATION OF SUB-ADVISER.

Notwithstanding any other provisions of this Agreement, in the absence of willful misfeasance, bad faith, or gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, the Sub-Adviser, including its officers, directors, and partners, shall not be subject to any liability to the Manager, the Trust, or any Fund, or to any shareholder, officer, director, partner, or Trustee of any of the foregoing, for any act or omission in the course of, or connected with, rendering services hereunder.

The Sub-Adviser shall be indemnified by a Fund to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by the Sub-Adviser in connection with any claim, action, suit, or proceeding in which the Sub-Adviser becomes involved as a party or otherwise by virtue of the Sub-Adviser serving as an investment adviser to a Portfolio of that Fund hereunder and against amounts paid or incurred by the Sub-Adviser in the settlement thereof, provided that any such settlement has been approved by the Trustees (including a majority of the Independent Trustees), such approval not to be unreasonably withheld. The words “claim,” “action,” “suit,” and “proceeding” shall apply to all claims, actions, suits, or proceedings (civil, criminal, or other, including appeals), actual or threatened against the Sub-Adviser while in office as an investment adviser to a Portfolio of a Fund or thereafter other than those proceedings that the Sub-Adviser may be or may become subject to as a result of conducting its ordinary business as an investment adviser (e.g., inspections and investigations of the SEC), and the words “liability” and “expenses” shall include, without limitation, attorneys’ fees, costs, judgments, amounts paid in settlement, fines, penalties, and other liabilities.

No indemnification shall be provided hereunder to the Sub-Adviser if the Sub-Adviser (i) has been adjudicated by a court or body before which the proceeding was brought (A) to have engaged in willful misfeasance, bad faith, negligence, or reckless disregard or breach of the duties involved in the conduct of its office or (B) not to have acted in good faith in the reasonable belief that the Sub-Adviser’s action was in the best interest of the Fund in question; or (ii) in the event of a settlement, unless there has been a determination that the Sub-Adviser did not engage in willful misfeasance, bad faith, negligence, or reckless disregard or breach of the duties involved in the conduct of the Sub-Adviser’s office (A) by the court or other body approving the settlement; (B) by at least a majority of the Independent Trustees who are not parties to the matter based upon a review of readily available facts (as opposed to a full trial-type inquiry); or (C) by written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry).

Expenses may be paid from time to time by a Fund in advance of the final disposition of any such action, suit, or proceeding only upon receipt of an undertaking by or on behalf of the Sub-Adviser to repay amounts so paid to the Fund if it is ultimately determined that indemnification of such expenses is not authorized under this Section; provided, that (i) the Sub-Adviser shall provide security for its undertaking, (ii) the Fund shall be insured against losses arising by reason of the Sub-Adviser’s failure to fulfill its undertaking, or (iii) a majority of the Independent Trustees who are not parties to the matter, or independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (but not a full trial-type inquiry), that there is reason to believe the Sub-Adviser ultimately will be entitled to indemnification.

8.	BOOKS AND RECORDS.

The Sub-Adviser shall maintain all books and records with respect to the Trust’s portfolio transactions effected by it and the services the Sub-Adviser provides hereunder as are required by Rule 31a-1 under the 1940 Act. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser agrees that all records that it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s or the Manager’s request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act. Upon termination of this Agreement, the Sub-Adviser shall promptly, upon demand of the Trust or the Manager, return to the Trust all such records, except that the Sub-Adviser may retain copies for its records as may be required by applicable law and regulation and by its internal compliance obligations, subject to any confidentiality requirements.

9.	NOTICE.

Any notice under this Agreement shall be given in writing, addressed and delivered to the party to this Agreement entitled to receive such notice at the address indicated in Section 5 or such other address as such party may designate in writing.

10.    COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

11.    GOVERNING LAW.

This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent applicable law of the State of Delaware, or any of the provisions herein, conflict with applicable provisions of the 1940 Act, the latter shall control.

12.    MISCELLANEOUS.

The Trust is hereby expressly made a third-party beneficiary of this Agreement and shall have the full right to enforce any and all provisions of this Agreement for its benefit and to proceed directly against the Sub-Adviser for any breach of any provision of this Agreement or for any loss, damage, claim, or liability arising due to the Sub-Adviser’s willful misfeasance, bad faith, or gross negligence, or the Sub-Adviser’s reckless disregard of its obligations and duties hereunder, to the same extent as if the Trust itself were a party to all the provisions of this Agreement.

No person other than the parties hereto and the Trust shall be entitled to any right or benefit under, arising out of, or relating to this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than the Manager or the Fund in question (including, without limitation, any shareholder in any Fund) any direct, indirect, derivative, or other rights against the Sub-Adviser or (ii) create or give rise to any duty or obligation on the part of the Sub-Adviser (including, without limitation, any fiduciary duty) to any person other than the Manager and the Fund in question, all of which rights, benefits, duties, and obligations are hereby expressly excluded.

IN WITNESS WHEREOF, DOUBLELINE ALTERNATIVES LP, DOUBLELINE CAPITAL LP, and, solely with respect to Section 7 hereof, DoubleLine Funds Trust have each caused this instrument to be signed in its behalf by its duly authorized representative, all as of the day and year first above written.

DOUBLELINE ALTERNATIVES LP

By:	RHE Group LLC, its general partner

By:	/s/ Henry V. Chase
	NAME:	Henry V. Chase
	TITLE:	Authorized Signer

DOUBLELINE CAPITAL LP

By:	DoubleLine Capital GP LLC, its general partner

By:	/s/ Ronald R. Redell
	NAME:	Ronald R. Redell
	TITLE:	Authorized Signer

As to Section 7 only: DOUBLELINE FUNDS TRUST

By:	/s/ Ronald R. Redell
	NAME:	Ronald R. Redell
	TITLE:	President

SCHEDULE A

Funds

DoubleLine Colony Real Estate and Income Fund

DOUBLELINE ALTERNATIVES LP

By: RHE Group LLC, its general partner

By:	/s/ Henry V. Chase
	NAME:	Henry V. Chase
	TITLE:	Authorized Signer

DOUBLELINE CAPITAL LP

By: DoubleLine Capital GP LLC, its general partner

By:	/s/ Ronald R. Redell
	NAME:	Ronald R. Redell
	TITLE:	Authorized Signer

SCHEDULE B

Annual Fee Rate (expressed as a percentage of Fund net assets)
DoubleLine Colony Real Estate and Income Fund	0.225%

DOUBLELINE ALTERNATIVES LP

By: RHE Group LLC, its general partner

By:	/s/ Henry V. Chase
	NAME:	Henry V. Chase
	TITLE:	Authorized Signer

DOUBLELINE CAPITAL LP

By: DoubleLine Capital GP LLC, its general partner

By:	/s/ Ronald R. Redell
	NAME:	Ronald R. Redell
	TITLE:	Authorized Signer